Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Michigan Dividend Advantage Municipal Fund
333-58700
811-09453


The annual meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2012; at this meeting the shareholders were asked to vote on the approval of an Agreement and Plan of Reorganization and the election of Board Members. The meeting was subsequently adjourned to November 16, 2012.

Voting results for November 16, 2012 are as follows:

<c> Common and Preferred
shares voting together as a class
<c>  Preferred
Shares
To approve an Agreement and Plan of
Reorganization.


   For
                2,031,968
          828,130
   Against
                     64,557
            26,400
   Abstain
                     42,236
              3,250
   Broker Non-Votes
                1,007,892
          438,357
      Total
                3,146,653
       1,296,137



Proxy materials are herein
incorporated by reference
to the SEC filing on August 30,
2012, under
Conformed Submission Type
DEF N148C, accession
number 0001193125-12-374556.